Exhibit 99.1



PRESS CONTACT:
Steve Simon
S&S Public Relations, Inc.
847/955-0700 ext. 9347
steve@sspr.com


                     One Link 4 Travel Retains Peter Crouch
                    To Oversee Rental Car Program Development
        Well-Known European Rental Car Executive and Strategic Consultant
         Will Assist in Establishing Partnerships with Leading Suppliers

SAN FRANCISCO, CA - (January 11, 2005) - One Link 4 Travel, Inc. (OTCBB: OLKT), a provider of integrated global distribution and financial settlement services to the travel and tourism industry, today announced that respected auto rental industry executive Peter Crouch has been hired by the company to shepherd the growth of its car rental program. The agreement with Crouch, a former senior executive of Sixt AG, Thrifty Europe, Budget Rent-A-Car and other rental companies, will accelerate the company's establishment of partnerships with key car rental companies as it formally begins operations in the U.S. and Europe later this year.

     Crouch, currently operating his own vehicle rental and leasing industry consultancy, was heavily involved in the founding of One Link 4 Travel and continues as a private investor. Prior to opening his consulting practice, Crouch was Executive Vice President for International Development for Sixt AG, a leading Munich, Germany rental company. At Sixt Crouch opened 11 new countries for the company including France, Holland and the United Kingdom, including establishing the company's first-ever presence at London's Heathrow Airport.

     Crouch has also served as Directeur General/Europe for Thrifty Europe SA and President of Budget Rent-a-Car International Inc. During his 15-year tenure at Budget, Crouch built the company's international network from 13 countries to over 100, tripling the firm's market share across Europe.

     "Peter Crouch is an exceptional executive and huge supporter of One Link 4 Travel. His intimate knowledge of the car rental industry will be a strong help to us as we expand both our partnerships and our operations in this important sector," said Bill Guerin, Chairman and Chief Executive Officer of One Link 4 Travel. "We look forward to the valuable contributions Peter will make during this critical year ahead."

     "One Link 4 Travel's services are coming at a decisive and opportune juncture for the international travel industry," said Crouch. "The company has identified a critical need for increased cash flow and up-front settlement among many industry providers, and is well-positioned for success through

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One  Link 4 Travel Retains Peter Crouch To Oversee Rental Car Program
Development--Page 2

the key partnerships it has already established. I believe One Link 4 Travel's value-add will be well received by leading car rental firms both in Europe and other regions around the world."

     In addition to his specific duties within the firm's car rental program, Crouch will advise the company in marketing and operational matters. Crouch will serve the company from his offices in Berkshire, UK.



About One Link 4 Travel, Inc.:
One Link 4 Travel (OTCBB: OLKT) is a provider of integrated global distribution and financial settlement services to the travel and tourism industry. The firm is the first of its kind to offer non-airline travel suppliers the ability to distribute a pre-paid product through travel agents worldwide, and to effect financial settlement through a single, online global distribution and financial settlement system. One Link 4 Travel's mission is to increase the number and quality of online bookings made by the global travel agency community, while improving cash flow and reducing distribution costs in the channel, ultimately resulting in lower prices for the consumer. Headquartered in San Francisco, One Link 4 Travel is operated by an experienced team of travel distribution professionals, financial settlement experts and established travel technology partners. For more information, visit www.onelink4travel.com.

This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

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